 North America Structured Investments  2.5yrNC1y Auto Callable Contingent Interest Notes Linked to GSCI WTI  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000.00  Underlyings : The GSCI WTI Index  Pricing Date: August 17, 2016  Final Review Date: February 14, 2019  Maturity Date: February 20, 2019  Monitoring Period: The period from, but excluding, the Pricing Date to and including the final Review Date  Review Dates: Quarterly  Contingent Interest Rate: [7.00% - 9.00%]* per annum, paid quarterly at a rate of between 2.25% and 2.75%* quarterly, if applicableInterest Barrier/Trigger Level: With respect to each Underlying, an amount that represents 60.00% of its Initial Underlying Level.  Trigger Event A Trigger Event occurs if the Ending Index level is less than the Trigger Level.  CUSIP: 46646ESY9  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/46646ESY9/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If on any Review Date (other than the final Review Date) the closing level or closing price, as applicable, of each Underlying is greater than orequal to its level or price on the Pricing Date, the Notes will be automatically called and you will receive a cash payment for each $1,000  Hypothetical Returns**  Payment at Maturity  (7.00% per annum Payment at  Contingent Interest Maturity  Rate)  Least Performing If a Trigger Event If a Trigger Event  Underlying Return Has Not Occurred Has Occurred  60.00% $1,017.50 $1,017.50  40.00% $1,017.50 $1,017.50  20.00% $1,017.50 $1,017.50  5.00% $1,017.50 $1,017.50  0.00% $1,017.50 $1,017.50  -5.00% $1,017.50 $967.50  -20.00% $1,017.50 $817.50  -40.00% $1,017.50 $617.50  principal amount note, equal to (a)  $1,000 plus (b) the contingent interest payment applicable to that Review Date.  -40.01% N/A $599.99  Payment at Maturity  If the notes have not been automatically called and (i) the Ending Underlying Value of each Underlying is greater than or equal to its InitialUnderlying Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note,equal to (a)$1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.  If the notes have not been automatically called and (i) the Ending Underlying Value of either Underlying is less than its Initial Underlying Valueand (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending UnderlyingValue of the Lesser Performing Underlying is less than its Initial Underlying Value, subject to any Contingent Interest Payment payable at  maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent InterestPayment, will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Underlying Return)  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  -60.00% N/A $400.00  -80.00% N/A $200.00  This table does not demonstrate how your coupon payments can varyover the term of your securities.  Contingent Interest  *If the notes have not been called and the closing level or closing price,as applicable, of each Underlying on any Review Date is greater than orequal to its Interest Barrier, you will receive on the applicable InterestPayment Date for each $1,000 principal amount note a Contingent  Interest Payment equal to between $17.50 and $22.50 (equivalent to aninterest rate of between 7.00% and 9.00% per annum, payable at a rateof between 1.75% and 2.25% per quarter).  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until automatically called. These hypotheticals do not reflect fees orexpenses that would be associated with any sale in the secondary  market. If these fees and expenses were included, the hypotheticalreturns and hypothetical interest payments shown above would likely belower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  2.5yrNC1y Auto Callable Contingent Interest Notes Linked to GSCI WTI  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Underlying.  • Your payment at maturity may be determined by the lesser performing Underlying.  • Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant.  • If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the final level of the lesser performing Underlying is less than its Initial Level.  • The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period.  • The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the  proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each Underlying.  • You are exposed to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as  JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. Theprice, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com